Exhibit 99.1

Houston Exploration Announces First Quarter 2005 Results;
Closes on East Texas Acquisition
and Increases 2005 Capital Spending Program

Houston, Texas – April 28, 2005 – The Houston Exploration Company (NYSE: THX) today reported first quarter 2005 net income of $33.4 million, or $1.16 per fully diluted share. This compares to $39.7 million, or $1.25 per fully diluted share during the first quarter 2004. During the first quarter 2005 the company recognized non-recurring expenses which negatively impacted net income by $10.3 million, after tax, or $0.35 per fully diluted share. Each of these is explained in greater detail further in this release.

Revenues for the quarter totaled $165.7 million, an increase of 9 percent from 2004’s comparative period of $151.9 million. Cash from operations before changes in operating assets and liabilities totaled $125.1 million, $4.1 million higher than the first quarter 2004’s $121.0 million. (Cash from operations is a non-GAAP measure that is defined and reconciled in the table below.)

First quarter 2005 daily production averaged 331 million cubic feet of natural gas equivalent per day (MMcfe/d), nearly flat with 2004’s first quarter average rate of 332 MMcfe/d. The High Island 115 field, which had been producing nearly 10 MMcfe/d, net, continues to be off-line since experiencing mechanical problems during the fourth quarter 2004. The current plan is to sidetrack this well late in the second quarter 2005.

Lifting costs, which are comprised of lease operating, transportation and severance tax expenses, were $0.71 per Mcfe for the first quarter 2005 versus $0.61 per Mcfe reported during the first quarter 2004. Depreciation, depletion and amortization and asset retirement accretion expenses for the quarter were $2.41 per Mcfe compared to $2.06 per Mcfe in the first quarter 2004. First quarter 2005 net general and administrative expenses were $0.37 per Mcfe compared to $0.20 per Mcfe in 2004’s first quarter.

The company’s average natural gas sales price for the first quarter 2005 was $5.99 per thousand cubic feet (Mcf), yielding an average realization of $5.42 per Mcf after hedging. This compares to a natural gas sales price of $5.43 per Mcf, and a net price after hedging of $4.99 per Mcf during the first quarter 2004. Crude oil prices averaged $42.17 per barrel for the quarter, 30 percent higher than the $32.50 per barrel reported during the first three months of 2004.

The company continues to produce primarily natural gas, at 92 percent of the total, and has more than 70 percent of its estimated equivalent production hedged for the remainder of the year. There were not any changes made to the 2005 hedge program during the first quarter. Reference the company’s Web site for a detailed table of hedges in place for 2005 through 2008.

Recent Highlights:

•	The company drilled 80 wells at an overall success rate of 75 percent.

•	Offshore, the company continued to integrate the Gulf of Mexico assets purchased late in 2004 and completed two projects at the Main Pass 264 field. In addition, Houston Exploration was the apparent high bidder on three new leases at the Central Gulf of Mexico lease sale. One block has been awarded and the remaining two are pending the necessary approvals.

•	Offshore, the company had its first deep-shelf exploration discovery for the year at the West Cameron 75 field. Drilled to 22,824 feet, the well logged more than 40 net feet of pay from the Lower Miocene formation. The company has a 20 percent interest in the well.

•	Onshore, the company continued to run 11 rigs, six in South Texas, three in Arkansas and two in the Rocky Mountains. Striving to improve upon the assessment of its acreage in Colorado, the company completed a 3-D seismic shoot covering 155 square miles of its acreage in the DJ Basin.

•	In East Texas, the company enhanced its current operations after completing two tactical acquisitions of 8,000 net acres for $31.2 million. The assets have estimated proven reserves of 16.8 billion cubic feet of natural gas equivalent and the company plans to drill 12 wells on the acquired acreage during the remainder of 2005.

•	As a result of the recent acquisitions, the company increased its 2005 capital program from $446 million to $512 million. Of this, approximately $453 million is allocated for exploration and development spending.

•	The company decreased its bank borrowings by $15 million, closing the quarter with a debt-to-capitalization ratio of 33 percent.

•	The company added two new executives to its management team, Jeff Sherrick, senior vice president of corporate development, and Jack Bergeron, vice president and general manager of the offshore region.

“After completing an active first quarter, currently we are positioned for our annual growth objectives,” commented William G. Hargett, chairman, president and chief executive officer. “We closed on some attractive acreage in East Texas, the drilling program in each of our regions is at full capacity, we continue to garner a fresh perspective for our assets in the Rockies, and we have added depth to our management team. With our increased capital and our drilling inventories, the remainder of the year will be busy for Houston Exploration,” he added.

As mentioned earlier in the release, the company accounted for several non-recurring expenses that impacted the quarter’s results. These are explained below:

First Quarter 2005 Non-Recurring Expenses:

•	Additional general and administrative expenses of $5.0 million, or $3.2 million after tax, and related income tax expenses of $1.4 million were incurred pursuant to the renegotiation of executive employment agreements. These expenses were previously announced and impacted the quarter’s results by $0.16 per fully diluted share.

•	Additional income tax expenses of $2.0 million, or $0.07 per fully diluted share, were incurred to adjust for the company’s 2004 estimate of state and federal tax liabilities.

•	Additional depreciation, depletion and amortization expenses of $2.9 million, or $1.9 million after tax, for capital costs associated with an outside-operated exploratory project in Romania impacted net income by $0.06 per fully diluted share. This well tested a highly prospective structure on an acreage block in excess of one million acres, yet after drilling one well, the company decided to abandon the project. At the present time the organization is not actively engaged in any other international investments.

•	A payout adjustment of $2.8 million, or $1.8 million after tax, was required for a farm-out agreement which impacted fully diluted earnings by $0.06 per share.

As with past quarters, Houston Exploration has prepared the following table to assist with understanding the company’s estimated financial results and near-term performance based on current expectations. Certain factors that could materially impact these forward-looking statements are set forth below in this release.

Quarterly and Annual Guidance:

Second Quarter 2005 Costs ($/Mcfe)	Estimate
-Lease operating expense	$0.53+/-
-Severance tax	$0.14+/-
-General and administrative, net	$0.24+/-
-Transportation	$0.10+/-
-Depreciation, depletion and amortization and asset retirement accretion	$2.40+/-
-Interest, net	$0.12+/-

2005 Capital (million $)	Estimate
- E&D expenditures	$453+/-
- Acquisition expenditures	$31+/-
- G&A and interest	$28+/-
- Total	$512+/-

2005 Operations	Estimate
- Production growth from 2004	6%+/-
- Percent natural gas	93%+/-
- Percent hedged	75%+/-

The company will hold its first quarter 2005 earnings conference call on Thursday, April 28, at 9:30 a.m. Central time to further review the financial and operational results. To access the call dial (800) 374-0699 prior to the start. A replay of the call will be available for one week beginning at 12:00 p.m. Central time on April 28. Dial (706) 645-9291 and provide the confirmation code 5308862 for this service.

In addition, the call will be broadcast live over the Internet and can be accessed by following the webcast links at www.houstonexploration.com.

The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Arkoma Basin, the Rocky Mountains and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas. For more information, visit the company’s Web site at www.houstonexploration.com.

Forward-looking statements:

This news release and oral statements regarding the subjects of this release, including the conference call announced herein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company’s current expectations and are based on current available information. Important factors that could cause actual results to materially differ from the company’s current expectations include price volatility, the risk of future writedowns, the impact of hedging activities, the accuracy of estimates of reserves, production and spending requirements, the inability to meet substantial capital requirements, the constraints imposed by the company’s current indebtedness, reserve replacement risks, drilling risks and results, the risks associated with the recent acquisitions, the successful negotiation and consummation of acquisitions, the integration of acquired assets and other factors inherent in the exploration for and production of natural gas and crude oil discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2004. The company assumes no responsibility to update any of the information referenced in this news release.

# # #

Contact:	The Houston Exploration Company
Melissa Reynolds
713-830-6887
mreynolds@houstonexp.com

The Houston Exploration Company

	Three Months Ended March 31,
	2005	2004
	(in thousands, except per share data)
Unaudited Income Statement Data:
Revenues
Natural gas and oil revenues	$165,490	$151,634
Other	230	248

Total revenues	165,720	151,882
Operating expenses
Lease operating	15,368	12,706
Severance tax	2,934	3,057
Transportation	2,766	2,736
Asset retirement accretion	1,325	1,288
Depreciation, depletion and amortization	70,603	60,964
General and administrative, net	11,123	6,088

Total operating expenses	104,119	86,839
Income from operations	61,601	65,043
Other (income) and expense	1,454	110
Interest expense	5,424	4,228
Capitalized interest	(1,990)	(1,941)

Interest expense, net	3,434	2,287
Income before taxes	56,713	62,646
Provision for income tax Current	7,704	9,674
Deferred	15,571	13,282

	23,275	22,956

Net income	$33,438	$39,690

Earnings per share
Basic	$1.17	$1.26
Fully diluted	$1.16	$1.25
Weighted average shares	28,499	31,598
Weighted average shares – fully diluted	28,871	31,714

	Three Months Ended March 31,
	2005	2004
Operating Data:
Production
Natural gas (MMcf)	27,357	28,132
Oil (MBbls)	406	348

Total (MMcfe)	29,793	30,220
Average daily production (MMcfe/d)	331	332
Average sales price
Natural gas realized ($/Mcf)	$5.42	$4.99
Natural gas unhedged ($/Mcf)	5.99	5.43
Oil realized ($/Bbl)	42.17	32.50
Oil unhedged ($/Bbl)	42.17	32.50

The Houston Exploration Company, continued

	March 31,	December 31,
	2005	2004
	(in thousands)
Unaudited Balance Sheet Data:
Working capital (deficit) (1)	$(141,200)	$(31,884)
Property, plant and equipment, net	1,626,378	1,548,256
Total assets	1,830,500	1,722,577
Long-term debt and notes	340,000	355,000
Total stockholders’ equity	699,205	782,920

(1)	Working capital deficit primarily caused by negative fair value of derivative instruments, which are marked to market at the end of the current period.

Unaudited Non-GAAP Financial Measures:
Cash from operations represents net cash provided by operating activities before changes in operating assets and liabilities. Cash from operations is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Cash from operations is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt. Cash from operations is not a measure of financial performance under GAAP and should not be considered an alternative to net income. The table below reconciles cash from operations to net cash provided by operating activities as disclosed on the company’s statement of cash flows. Further, the “Shareholder/Financial” section of the company’s Web site includes a disclosure and reconciliation of non-GAAP financial measures that are used in this release and that may be used periodically by management when discussing the company’s financial results with investors and analysts.

	Three Months Ended March 31,
	2005	2004
	(in thousands)
Reconciliation of Non-GAAP Measures:
Cash from operations before changes in operating assets and liabilities	$125,097	$121,003
Plus changes in operating assets and liabilities	23,751	7,603

Net cash provided by operating activities	$148,848	$128,606